[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated May 8, 2006



UBS AG Principal Protected Notes
Linked to the Rogers International Commodity Index(R) Excess Return(SM) OFFERING GROWTH POTENTIAL WITH PRINCIPAL PROTECTION

 INDICATIVE TERMS

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  Issuer                   UBS AG
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  Issue Price              $10 per Note
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  Underlying Index         Rogers International Commodity Index(R)
                           Excess Return(SM)
--------------------------------------------------------------------------------
  Term (set on trade       4 years 11 months to 5 years 5 months
  date)
--------------------------------------------------------------------------------
  Payment at               Investors will receive a cash payment at
  Maturity                 maturity that is based on the Index Return:

                           o If the Index Return is positive, you will receive 100% of your principal plus an additional payment equal to 100% of the Index Return

                           o If the Index Return is negative, you will receive 100% of your principal
--------------------------------------------------------------------------------

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  Index Return             Index Ending Level - Index Starting Level
                           -----------------------------------------
                                    Index Starting Level
--------------------------------------------------------------------------------
  Index Starting Level     The closing level of the Index on the Trade
                           Date
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  Index Ending Level       The closing level of the Index on the Final Valuation
                           Date
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  Trade Date*              May 24, 2006
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  Settlement Date*         May 31, 2006
--------------------------------------------------------------------------------
  Final Valuation          TBD
  Date
--------------------------------------------------------------------------------
  Maturity Date            TBD
--------------------------------------------------------------------------------
  *EXPECTED
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--------------------------------------------------------------------------------
 PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

Principal Protected Notes provide exposure to potential price appreciation in the Rogers International Commodity Index(R) Excess Return(SM) as well as full principal protection at maturity. Principal protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to commodities. Principal protection only applies at maturity.

--------------------------------------------------------------------------------
 BENEFITS
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|_|  Growth Potential - Investors receive full upside participation of the
     Rogers International Commodity Index(R) Excess Return(SM)

|_| Preservation of Capital - At maturity, you will receive a cash payment equal to at least 100% of your principal

|_| Diversification: Provides portfolio exposure to 35 futures contracts on physical commodities

--------------------------------------------------------------------------------
 SCENARIO ANALYSIS AT MATURITY
--------------------------------------------------------------------------------

ASSUMPTIONS: 100% X POSITIVE INDEX RETURN; 100% PRINCIPAL PROTECTION AT MATURITY

                               [GRAPHIC OMITTED]


BASKET                                      NOTES
RETURN                                     RETURN
------                                     ------
 40%         ----------------------          40%
 30%         100% x Basket Return            30%
 20%         ----------------------          20%
 10%                                         10%
------                                     ------
  0%                                          0%
------                                     ------

-10%         -------------------------        0%
-20%         100% Principal Protection        0%
-30%         -------------------------        0%
-40%                                          0%
------                                     ------


This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated May __, 2006

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated March 8, 2006

--------------------------------------------------------------------------------
 INDEX DESCRIPTION
--------------------------------------------------------------------------------

ROGERS INTERNATIONAL COMMODITY INDEX(R) EXCESS RETURN(SM)

The Rogers International Commodity Index is composed of 35 futures contracts on physical commodities traded on ten exchanges in five countries. The index is rebalanced monthly. The commodities represented in the Index include agricultural, energy and metal products.

               [Data below represent pie chart in printed piece.]

Energy            44%
Agriculture       35%
Metals            21%


PLEASE REFER TO PAGE S-16 OF THE ATTACHED PRELIMINARY PROSPECTUS FOR DETAILED WEIGHTINGS.

--------------------------------------------------------------------------------
 HISTORICAL PERFORMANCE OF THE BASKET INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Index from 7/31/98 to 5/4/06
- BLOOMBERG L.P.

                               [GRAPHIC OMITTED]


HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

--------------------------------------------------------------------------------
 INVESTOR SUITABILITY AND KEY RISKS
--------------------------------------------------------------------------------

THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment with a return linked to the performance of the Index.

o You are willing to accept the risk of fluctuations in commodity prices in general and exchange traded futures contracts on physical commodities in particular.

o You seek an investment that offers full principal protection on the Notes when held to maturity.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment

o You are willing to invest in the Notes based on the range indicated for the maturity date (the actual investment term will be determined on trade date)


THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

o    You are unable or unwilling to hold the Notes to maturity.

o    You seek current income from your investment.

o    You seek investment for which there will be an active secondary market.

o You will create an overconcentrated position in the commodities sector of your portfolio by owning the Notes.



KEY RISKS:

o Market risk - Amounts payable on the Notes and their market value will depend on the performance of the index

o Principal protection only if you hold the Notes to maturity - You should be willing to hold your Notes to maturity

o No interest payments - You will not receive any periodic interest payments on the Notes

o There may be little or no secondary market for the Notes - The Notes will not be listed or displayed on any securities exchange

o Potential over-concentration in particular commodity sectors - The commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy and agriculture

INVESTORS ARE URGED TO REVIEW THE "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATING TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATIONS RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE AT 1-800-413-9657.